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                                                                      Exhibit 21

                SUBSIDIARIES OF NANO WORLD PROJECTS CORPORATION



     .    Nano World (Canada) Incorporated, a Canadian Federal Company

     . Centre de Recherche en Assemblage Nanomecanique Ltd., incorporated in the province of Quebec, wholly owned by Nano World (Canada)

     .    Nano World Colloid & Coating, LLC, a Wyoming corporation